UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017

ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd
Petaluma, CA 94954
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 9, 2017, Enphase Energy, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company, in a private placement, agreed to issue and sell to the Investors an aggregate of 10,813,148 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a price per share of $0.9248 (the “Shares”), for gross proceeds of approximately $10.0 million (the “Private Placement”). The Company intends to use the net proceeds from the Private Placement for working capital or other general corporate purposes, and payments pursuant to the engagement of McKinsey & Company for consulting services. Certain entities affiliated with L. John Doerr, one of the managing directors of KPCB GGF Associates, LLC, an affiliate of the Company, have agreed to invest in the Private Placement.
In connection with the Private Placement, the Company has granted certain registration rights to the Investors, pursuant to which, among other things, the Company will prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) to register for resale the Shares on or prior to March 21, 2017.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.
Item 3.02 Unregistered Sales of Equity Securities.
Pursuant to the Private Placement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, on January 9, 2017, the Company sold the Shares to “accredited investors,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. Each of the Investors represented that it was acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
Effective January 9, 2017, the Board of Directors (the “Board”) of the Company appointed T.J. Rodgers as a Class I director, to serve until the Company’s 2019 annual meeting of stockholders. Mr. Rogers was also appointed as a member of the Compensation Committee and Nominating and Corporate Governance Committee of the Board.
In connection with Mr. Rodgers’ appointment, Neal Dempsey resigned from the Board, effective as of January 9, 2017. Mr. Dempsey served in the class of directors whose term of office expires at the Company’s 2017 Annual Meeting of Stockholders. Mr. Dempsey’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Rogers’ appointment filled a vacancy on the Board created by the resignation of Mr. Dempsey.
Mr. Rogers was selected as a director in connection with the Private Placement described in Item 1.01above. Other than Mr. Rogers’ investment in the Shares in the Private Placement, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between Mr. Rogers and the Company required to be disclosed herein.
Pursuant to the Company’s Non-Employee Director Compensation Policy, Mr. Rogers will receive an initial stock option grant under the Company 2011 Equity Incentive Plan with a target value of $120,000. The target value of the option grant is determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model, with 25% of the shares vesting in four equal annual installments from the grant date, subject to his continuous service. In addition, on the date of each annual stockholders meeting, Mr. Rogers will automatically receive an option grant with a target value of $75,000 (determined in the same manner as described above) vesting over 12 months. Both the initial and annual grants will have an exercise price per share equal to the fair market value on the date of grant.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated January 9, 2017, by and between Enphase Energy, Inc. and the investors named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2017	ENPHASE ENERGY, INC.
	By:	/s/ Humberto Garcia
Humberto Garcia
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated January 9, 2017, by and between Enphase Energy, Inc. and the investors named therein.